Exhibit 23


                          Independent Auditors' Consent

The Board of Directors
Nations Holding Group and Subsidiaries:

We consent to the inclusion of our report dated March 1, 2002, with respect to the consolidated balance sheets of Nations Holding Group and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2001, which report appears in the Form 8-K/A of Capital Title Group, Inc. and Subsidiaries dated December 2, 2002.

                                       /s/  KPMG LLP


Los Angeles, California
December 2, 2002